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                                                                    EXHIBIT 4.66

       COOPERATION AGREEMENT BETWEEN CHINA MOBILE COMMUNICATIONS CO., LTD.
               AND THE PROVIDER OF WAP AND MOBILE CARTOON SERVICE

     This Cooperation Agreement (hereinafter referred to as the "AGREEMENT") is made and entered into by and between CHINA MOBILE COMMUNICATIONS CO. LTD (hereinafter referred to as PARTY A) and a Cell Phone Internet Mobile Cartoon Service Provider, Shanghai Weilan Computer Co., Ltd. (hereinafter referred to as "PARTY B").

     WHEREAS the undersigned party A and party B agree to establish partnership after friendly negotiation based on the principle of equality and mutual benefits,

     NOW THEREFORE, this AGREEMENT is hereof made to define both parties' rights and obligations during the cooperation period and is binding on both parties.

     MOBILE CARTOON SERVICE is defined as the service provided by a content service provider (hereinafter referred to as "SP") who produces
IVG-technology-based (Interactive Vector Graphics technology) multimedia cartoon content that can be downloaded via China Mobile's mobile communications network and played on cell phone terminals.

     Mobile Cartoon Service, as one of the services provided at WAP Home Site, can be accessed via the uniform interface there.

ARTICLE 1 PRINCIPLES OF COOPERATION

     Party A and Party B shall keep good faith and fulfill the promises and covenants stated herein and work vigorously with each other in accordance with the benefits sharing and win-win principle in mobile cartoon service providing for cell phones with Internet access.

ARTICLE 2 CONTENT OF COOPERATION

     Party A, as a telecommunications operator vending network platforms and communications service, shall provide Party B with Monternet Mobile Cartoon Service access specifications and interface technical specifications; Party B, a SP, shall develop and provide the content service that is consistent with Party A's specifications and is tested and licensed to be linked to Party A's Mobile Cartoon Service Access Platform.

     Mobile Cartoon Service Access Platform is where cell phone users can access the mobile cartoon content and where all the mobile cartoon service content provided by SP is stored.

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ARTICLE 3 LIABILITIES

     3.1 PARTY A'S LIABILITIES

     1. Party A shall use all the medias under Party A's control to advertise and promote Monternet WAP Home Site or Mobile Cartoon Service Section to increase traffic.

     2. Party A shall provide Party B the interface technical specifications and technical support for mobile cartoon service access and ensure Party B's successful access to the platform.

     3. Party A shall provide necessary training for Party B as requested.

     4. Party A is responsible for maintenance of all the equipment within its own work scope ended at the boundary between Party A's mobile cartoon service access platform firewall and Party B's interface.

     5. Party A shall make the application service provided by Party B and verified by Party A available in the Mobile Cartoon Service Section of Monternet Home Site.

     6. Party A is responsible for the daily maintenance of Montenet mobile cartoon platform and handling all technical failures caused by Party A to ensure normal provision of the application service.

     7. Party A provides free network ports for Party B to assist Party B in transporting application service to the mobile cartoon service platform.

     8. Party A is responsible for developing various operational parameters for mobile Internet access service (mobile cartoon access mode) and keeping Party B completely and unambiguously informed of them and leaving sufficient time for Party B to fulfill.

     9. Party A is responsible for subscribers' registration, log-on, verification and authentification and sending the data to Party B.

     10. Party A counts the traffic of the Mobile Cartoon Access Platform and provides the statistics for Party B as requested.

     11. Party A charges subscribers of the service provided by Party B at the Mobile Cartoon Service Platform for message service fee at the tariff specified by Party B and settles the payment as per the clauses in Article 6.

     12. Party A is responsible for handling subscribers' inquiries, complaints and failures caused by the network, gateway and operational platform, and informing Party B of any malfunctions due to Party B and pressing for immediate resolution.

     3.2 PARTY B'S LIABILITIES

     1. Party B shall use all the media under its control (including WEB sites, WAP sites, print media, TV, etc.) to assist China Mobile Montenet WAP Home Site

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(wap.montenet.com) and the mobile cartoon section in creating a higher traffic and a larger customer base. Party B shall not use Party A's company name or service name in promoting the mobile cartoon services, neither shall use "China Mobile" and "Montenet" for promotion of any services other than Montenet mobile cartoon service, unless permitted by Party A in writing.

     2. Party B is responsible for providing mobile cartoon application servers, software, information source and special data links as agreed and ensuring their normal operation as required by Party A.

     3. Party B shall collaborate with Party A in interface testing and access Montenet mobile cartoon service platform as per the service specifications and interface technical specifications as designated by Party A.

     4. Party B is responsible for the maintenance of all the equipment within its own work scope bounded with Party A's platform firewall and Party B's interface and keep them in right conditions in service providing.

     5. Party B shall resolve application problems at its fault immediately and take measures to prevent reoccurring and compensate Party A or Party A's clients for the economic loss caused thereby.

     6. Party B shall contact direct service providers and conclude agreements. Party B shall undertake that the information and service provided comply with the state policies and laws, hold harmless consumers and the third party's intellectual right. Party A shall review and upload updated content and bear all the legal responsibilities for lawsuits caused thereby.

     7. Party B shall ensure subscribers barrier-free use of all services provided at Party A's Montenet mobile cartoon service platform and shall not ask users who have logged onto Party A's Montenet mobile cartoon service platform to register and be verified or register at the sites other than Montenet beforehand, unless granted by Party A.

     8. Party B shall undertake that the content provided is lawful and harmless to any third party and is regularly updated.

     9. Unless upon Party A's written consent, Party B shall not provide unauthorized content for Party A's customers at its discretion via the mobile cartoon service platform.

     10. Party A shall not provide the application service herein for any other telecommunications operators than Party A, no matter how it is carried. Or else Party A is entitled to terminating the application services provided at Montenet mobile cartoon service platform and close the settlement with Party B.

     11. The application service Party B provides at the Party A's mobile cartoon service platform shall not bear Party B's brand name or logo but only Montenet logo

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unless permitted by Party A in writing.

     12. The service provided by Party B at Party A's mobile cartoon service platform shall not be redirected to Party B or any other third party's URL but solely to Montenet Homepage (http://wap.montenet.com).

     13. Party B shall submit all the necessary materials required for service billing to Party A in a clear and unambiguous way and bear all the economic and legal responsibilities.

     14. Party A shall acquire PRC Business License for Cross-region Value-added Telecommunications Service approved and issued by Ministry of Information Industry and shall provide service in compliance with the standards within the scope of term and regional coverage as specified in the license.

ARTICLE 4 RIGHTS

     4.1 PARTY A' S RIGHTS

     1. Party A is entitled to informing Party B of any administrative policies and making due adjustment as required by the administrative bureaus.

     2. Party A has the right to review by itself or commit special organizations to review the information and application service provided by Party B and check the timeliness of the content.

     3. Party A has the power to reject and delete any content in violation with the state laws, regulations and policies or that Party A considers inappropriate, and claim for any economic loss or ill impact on reputation caused thereby.

     4. Party A has the right to ask Party B to revise, rectify or delete any content that Party A considers it necessary to revise, rectify or delete.

     5. Party A has the right to develop evaluation criteria on the application services provided by Party B and make assessment accordingly. For the application services rated substandard lasting for three consecutive months, Party A can demand Party B to rectify and modify, and if they are not rectified as required or still substandard after rectification, Party A can disqualify Party B in providing the application services.

     6. Party A has the plenary power to decide the ranking status of Party B's service in Party A's mobile cartoon service platform.

     7. Party A can steer and supervise the tariff setting of Party B's services.

     8. Party A is entitled to legitimate revenues. (For the revenue distribution plan, go to Article 6 of this Agreement.)

     4.2 PARTY B'S RIGHTS

     1. Party B has the right to identify chargeable / charge-free service items and set

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tariff standards as directed by Party A.

     2. Party B is entitled to acquisition of relevant statistics of the information and application services provided.

     3. Without Party B's consent or written authorization, Party A shall not transfer, release or resell Party B's information products and authorization to any third party not specified in this Agreement.

     4. Party B is entitled to legitimate revenues. (For the revenue distribution plan, go to Article 6 of this Agreement.)

     5. Party B can ask Party A to recheck detailed statistics for large discrepancies between respective parties' data.

ARTICLE 5 CONFIDENTIALITY

     1. Each Party agrees that it shall use the same degree of care and means that it uses to protect its own information of a similar nature. Either party shall not disclose in any means to a third party the other party's commercial confidential information that is referred to as the data, price, quantity, technical proposals and details of this Agreement and other data or information concerning the other party's business.

     2. All the data and information provided by one party to the other is confidential and either party shall not disclose any confidential information from the other party to any third party or use for other purposes than stated herein under this Agreement.

     3. All (including but not limited to the employees, representatives, agents, advisors, etc.) that work under this Agreement or are aware and know the confidential information abovementioned shall undertake to keep confidential to the same extent.

     4. This clause shall survive one year after the termination or expiration hereof

ARTICLE 6 REVENUE DISTRIBUTION AND SETTLEMENT

     1. Party A and Party B work together to provide mobile cartoon content for Party A's customers and both parties are entitled to the business revenue based on the statistics provided at Party A's billing system.

     2. The revenue to be settled is mainly from the nation-wide service, not including that from the local service Party B provides in Party A's local website.

     3. Party A owns all the telecommunication fees accrued when Party A's customers need to use Party A's website materials in accessing mobile cartoon services.

     4. The term of settlement starts from the effective date and terminates when the Agreement expires.

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     5. Party A collects charges receivable for Party B for the services provided at mobile cartoon service platform via the national billing system, among which 35% goes to Party A as the cost for information fees collection, 20% goes to the mobile cartoon partnership companies as the platform maintenance fee and 45% is assigned to Party A.

     6. Party A shall inform Party B of the revenue collected in the previous month before the 20th of every month (message service fee deducted) and Party B shall issue and submit service invoices to Party A.

     7. Upon receipt of the invoices, Party A shall transfer the revenue of the previous month to Party B's bank account within 8 days according to the bank details of Party B.

     8. Either party is respectively responsible for the taxes imposed on the revenue.

     9. Settlement of payment shall be completed based on Party A's billing system. If Party B dissents with the billing results, Party A shall provide detailed call records and assist Party B in identifying the causes but leave the settlement of the current month revenue unmodified.

     10. Party B shall provide bank account details.

     Bank Name: Shanghai Weilan Computers Co. Ltd.

     Bank of Deposit: Industry and Commercial Bank of China, Shanghai People's Square Branch

     Account NO. 1001205809006811170

ARTICLE 7 FORCE MAJEURE

     1. In the case of failure of performance of this agreement caused, in whole or in part, by conditions beyond the reasonable control of either party, including but not limited to war, fire, flood, earthquakes, typhoon, etc., the term of this Agreement shall be extended to the same degree of the time as the impact of the events.

     2. Force Majeure is referred to as objective conditions that are unpredictable when concluding this Agreement and are hard to avoid and inevitable. The party under attack shall notify the other party of the force majeure in telex, fax or email and send documentary evidence certified by the organization involved within 2 weeks after the event in EMS or register mail for verification.

     3. Both parties can terminate this Agreement if the force majeure lasts for over 120 days.

ARTICLE 8 LIABILITY FOR BREACH OF CONTRACT

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     1. If either party's breach of terms in this Agreement results in failure of performance of this Agreement, the observant party has the right to terminate this Agreement and claim for the losses caused by the breach.

     2. If either party's breach of this Agreement results in bad social impact or economic loss, the other party has the right to claim for compensation until the termination of this Agreement.

ARTICLE 9 SETTLEMENT OF DISPUTES

     1. When any dispute that involves in this Agreement performance arises, the Parties hereto shall attempt to settle it via friendly negotiation.

     2. Should the two parties fail to reach an agreement in friendly negotiation, any party shall be entitled to submitting the disputes to Beijing Arbitration Commission for arbitration as per the arbitration rules. The arbitrament shall be final and binding on both parties.

ARTICLE 10 TERM AND TERMINATION.

     1. This Agreement shall come into effect as of December 1, 2005 and will expire on December 31, 2006.

     2. This Agreement automatically expires if both parties agree to terminate this Agreement during the valid term.

     3. This Agreement automatically terminates upon occurrence of Force Majeure that results in failure of performance of this Agreement and after both parties settled all the payment.

     4. If either party is disabled to perform this Agreement by any event that is predictable, the party shall notify the other party of the event within 5 work days after foreseeing it and assist in handling any work uncompleted. If this party failed to notify the other party in time and subjected the other party to losses, due compensation shall be made.

ARTICLE 11 OTHER TERMS & CONDITIONS

     1.   The attachment of this Agreement "Montenet SP Partnership Management
          Methods: Mobile Internet Access" shall be of the same legal force as this Agreement.

     2. Both parties shall settle any matters uncovered in this Agreement in a friendly and consultation way.

     3. This Agreement is in two copies, respectively for Party A and Party B of the same legal force.

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Party A: China Mobile Communications Co. Ltd
         (sealed)

Representative:


             [signature]
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Date:
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Party B Shanghai Weilan Computer Co., Ltd.
        (sealed)

Representative:
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Date:
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